Exhibit 99.1

News Release

Contact: GSI Commerce Inc. Media Kelly Henry Director, Corporate Marketing 610.491.7474 news@gsicommerce.com	Investors Steve Somers, CFA Sr. Director, Corporate Development, Investor Relations & Treasury 610.491.7068 ir@gsicommerce.com
GSI Commerce to Acquire Fanatics, Inc.
Company announces new $400 million credit agreement and $50 million share repurchase authorization
KING OF PRUSSIA, Pa., and JACKSONVILLE, Fla., Feb. 9, 2011 — GSI Commerce Inc. (Nasdaq: GSIC) today announced that it has signed a definitive agreement to acquire Fanatics, Inc., an online retailer of licensed sports merchandise. Fanatics operates over 250 e-commerce websites, including www.footballfanatics.com, and over 60 e-Commerce stores for collegiate and professional sports partners and media organizations. The combination of Fanatics with GSI’s online licensed sports merchandise business, which operates the official e-commerce websites for NFL, NBA, NHL, MLB, NASCAR and ESPN, will create a leader in the online licensed sports merchandise industry.
The transaction is valued at approximately $277 million, including $171 million of cash and $106 million of GSI common stock, which consists of approximately 4.8 million shares based on the volume weighted average price on Feb. 8, 2011 of $22.20. As of Dec. 31, 2010 Fanatics had cash of $41.8 million and no debt. Fanatics had net revenues and non GAAP income from operations (“NGIO”) in 2010 of $186.3 million and $23.8 million, respectively. The acquisition is expected to close in the second quarter and is subject to the satisfaction of customary closing conditions and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. GSI expects the acquisition to be accretive to 2011 NGIO per share before giving effect to any potential synergies or share repurchases.
Fanatics was founded in 1995 by Alan and Mitchell Trager and is based in Jacksonville, Fla. The company has over 400 employees and is led by CEO Alan Trager. Trager and his leadership team will remain with the company following the close of the deal.
The Trager family, which owns approximately 62% of Fanatics, has agreed to a four-year transfer restriction period, with 25% becoming unrestricted each year, on the shares it is receiving under the agreement. Insight Venture Partners, which has been Fanatics’ institutional investment partner since 2007 and owns more than 30% of Fanatics, will also receive shares under the agreement and has agreed to a 90-day transfer restriction period.
“Fanatics is a terrific company and a great fit with GSI,” said Michael G. Rubin, Chairman and CEO of GSI Commerce. Rubin continued, “The combination of Fanatics with our licensed sports merchandise business, which had net revenues of approximately $300 million in 2010, will enable us to better serve our partners and fans, and together the combined company will be a leader in the estimated $15 billion licensed sports merchandise market. With more than 50% of its revenues generated from the sale of college merchandise, Fanatics is a great complement to GSI’s focus on licensed sports merchandise for the professional sports leagues. In Fanatics, we have found a company and management team that shares our passion for the licensed sports merchandise industry and our vision for the growth opportunities that lie ahead. We are excited to welcome the Fanatics team to GSI.”

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“We have operated Fanatics with an intense focus on satisfying our partners and customers through offering a broad merchandise assortment with excellent customer service. This has led to strong growth and profitability for our business. The combination with the licensed sports merchandise business of GSI is a great next step for our company and we look forward to working with the GSI team to enhance our service offering and drive continued growth and profitability,” said Alan Trager, CEO of Fanatics.
In conjunction with the acquisition of Fanatics, GSI has entered into a new $400 million credit agreement. The new five-year agreement, which replaces the company’s existing $150 million revolving credit facility, includes a $285 million revolving line of credit and a $115 million term loan. The facilities will close simultaneously with and will be contingent upon the closing of the Fanatics transaction.
In addition, GSI’s Board of Directors has authorized a share buy-back program of up to an aggregate of $50 million of the Company’s common stock over the next two years, commencing on the closing of the acquisition. Shares may be repurchased from time to time at prevailing prices in the open market, including pursuant to Rule 10b5-1 trading plans.
GSI Commerce was advised on the acquisition by Deutsche Bank and Morgan, Lewis & Bockius LLP served as legal advisor for both the acquisition and financing transactions. Fanatics was advised on the transaction by J.P. Morgan and Paul Hastings, Janofsky & Walker LLP served as legal advisor.
Bank of America Merrill Lynch, Morgan Stanley, PNC Bank, Deutsche Bank, and J.P. Morgan served as Joint Lead Arrangers and Joint Book Runners on the new credit agreement.
Non-GAAP Financial Measure
Reconciliation of Fanatics, Inc.’s Unaudited 2010 results from GAAP to Non-GAAP:

FY 2010
Income from Operations	$19.3 million
Depreciation	$3.6 million
Amortization	$0.2 million
Stock-based Compensation	$0.6 million
Non-GAAP Income from Operations	$23.8 million

May not sum to total due to rounding
In this release, we use the non-GAAP financial measure of non-GAAP income from operations. This non-GAAP measure is not intended to be considered in isolation of, as a substitute for, or superior to our GAAP financial information. We have included a reconciliation set forth above of the non-GAAP measure to the nearest GAAP measure for Fanatics.
We use non-GAAP financial measures for financial and operational decision making and as a means to evaluate our performance and the performance of Fanatics. In our opinion, non-GAAP measures provide meaningful supplemental information regarding our performance and the performance of Fanatics. We believe that both management and investors benefit from referring to non-GAAP financial measures in assessing our performance and the performance of Fanatics and when planning, forecasting and analyzing future periods. Non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of our business. These measures may be different from non-GAAP measures used by other companies.

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Non-GAAP income from operations. We define non-GAAP income from operations as income from operations excluding stock-based compensation, depreciation and amortization expenses, and the following expenses relating to acquisitions: transaction expenses, due diligence expenses, integration expenses, non-cash inventory valuation adjustments, the cash portion of any deferred acquisition payments recorded as compensation expense, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges. We consider non-GAAP income from operations to be a useful metric for management and investors because it excludes certain non-cash and non-operating items. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when valuing equity awards under ASC 718 / SFAS 123R, we believe that viewing income from operations excluding stock-based compensation expense allows investors to make meaningful comparisons between our operating performance and those of other businesses. Because we are growing our business and operate in an emerging and changing industry, we believe that our level of capital expenditures and consequently the level of depreciation and amortization expense relative to our revenues could be meaningfully greater today than it will be over time. As a result, we believe it is useful supplemental information to view income from operations excluding depreciation and amortization expense as it provides a potential indicator of the future operating margin potential of the business. We believe the exclusion of the following acquisition-related expenses permits evaluation and a comparison of results for on-going business operations, and it is on this basis that management internally assesses the company’s performance: transaction expenses, due diligence expenses, integration expenses, non-cash inventory valuation adjustments, the cash portion of any acquisition earn-out payments recorded as compensation expense, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges.
About GSI Commerce
GSI Commerce® enables e-commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. GSI’s e-commerce services which include technology, order management, payment processing, fulfillment and customer care, are available on a modular basis or as part of an integrated solution. GSI’s Global Marketing Services division provides innovative digital marketing products and services comprised of database management and segmentation, marketing distribution channels, a global digital agency to drive strategic and creative direction and an advanced advertising analytics and attribution management platform. Additionally, GSI provides brands and retailers platforms to engage directly with consumers through RueLaLa.com, an online private sale shopping destination, and ShopRunner.com, a members-only shopping service that offers unlimited free two-day shipping and free shipping on returns for a $79 annual subscription.
About Fanatics
Fanatics (www.fanatics.com) is a vertically integrated online retailer of team and league licensed sports apparel and collectibles. With over 150,000 available items, Fanatics Inc. offers a deep product assortment spanning collegiate and professional teams, action sports including surf, skate and MMA, and offers this merchandise on websites such as footballfanatics.com and surffanatics.com.

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TeamFanShop (www.teamfanshop.com, Fanatics’ turnkey e-commerce solution, powers exclusive official online shopping experiences for some of the biggest names in sports, including over 60 Division I athletic programs and conferences, NFL and NBA teams, and top sports media properties. TeamFanShop leads the industry with customer-service best practices and large assortments of officially licensed merchandise. Each online store is purpose-built for each sports team to increase sales, improve fan satisfaction, and build great brand loyalty with local and displaced fans alike.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements made in this release, other than statements of historical fact, are forward-looking statements, including statements regarding the expected timing of the closing of the acquisition of Fanatics, (“Fanatics”), the ability of GSI Commerce Inc. and Fanatics to close the acquisition, the expected benefits of the acquisition, and the expected impact of the acquisition on GSI’s financial results. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include: the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce, Fanatics and their clients operate; changes affecting the Internet and e-commerce, the ability of GSI Commerce and Fanatics to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment, extension or termination of its relationships with clients; the ability of GSI Commerce and Fanatics to timely and successfully develop, maintain and protect its technology, confidential and proprietary information, and to timely and successfully enhance, develop and maintain its product and service offerings, and to execute operationally; the ability of GSI Commerce and Fanatics to attract and retain qualified personnel; whether each of the conditions to closing set forth in the definitive agreement will be met; the ability of GSI Commerce to successfully integrate acquisitions of other businesses, including Fanatics; and the performance of acquired businesses, including Fanatics. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.
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